Exhibit 5.1

Campbells Legal (BVI) Limited

Floor 4, Banco Popular Building | PO Box 4467

Road Town, Tortola VG1110 | British Virgin Islands

gwilliamson@campbellslegal.com

t. +1 284 494 2423

campbellslegal.com

Our Ref: 19738-46903

Abits Group Inc

Level 24 Lee Garden One, 33 Hysan Avenue

Causeway Bay, Hong Kong SAR

28 October 2026

Dear Sirs

Re: Abits Group Inc (the “Company”)

We have acted as British Virgin Islands counsel to the Company, a company limited by shares incorporated under the laws of the British Virgin Islands, in connection with its registration statement on Form F-1, including the prospectus forming part of it, in the form reviewed by us (the “Registration Statement”), to be filed with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the offer and resale from time to time by Shakawe Capital LLC (the “Selling Shareholder”) of up to 50,476,408 ordinary shares of no par value each in the Company (the “Ordinary Shares”), comprising (i) up to 18,148,821 Ordinary Shares issuable pursuant to the equity purchase agreement dated 14 September 2026 between the Company and the Selling Shareholder (the “ELOC”) (the “Put Shares”); (ii) 5,357,143 Ordinary Shares issuable upon exercise of the pre-funded warrant issued to the Selling Shareholder on 14 September 2026 in payment of the initial commitment fee (the “Initial Warrant Shares”); and (iii) up to 26,970,444 additional Ordinary Shares issuable as true-up commitment shares under the ELOC, directly or upon exercise of pre-funded warrants issued in lieu of such shares (the “True-Up Shares”). The Initial Warrant Shares and True-Up Shares together are the “Commitment Shares”, and the Put Shares and Commitment Shares together are the “Offered Shares”.

This opinion is being furnished at the request of the Company for filing as Exhibit 5.1 to the Registration Statement.

We are Attorneys-at-Law in the British Virgin Islands and express no opinion as to any laws other than the laws of the British Virgin Islands in force and as interpreted at the date of this opinion. In particular, we express no opinion as to the Securities Act or any other law, rule or regulation of the United States of America or any state or other jurisdiction thereof.

1	Documents Reviewed

For the purposes of this opinion, we have examined originals, copies or conformed copies of the documents and records listed below.

1.1	the executed unanimous written resolutions of the directors effective as of 3 September 2026 approving the ELOC, the Registration Rights Agreement, the Pre-Funded Warrants, the issue and reservation of the Offered Shares and the filing of the Registration Statement, including the determinations required for non-money consideration (the “Resolutions”);

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1.2	the register of directors maintained by Campbells Corporate Services (BVI) Limited, the Company’s registered agent (the “Registered Agent”), recording the directors in office when the Resolutions were adopted;

1.3	the Company’s register of members, including the certified ordinary-shareholder list supplied by TranShare Corporation effective as of 23 September 2026 (the “Register of Members”);

1.4	the Company’s certificate of incorporation dated 18 May 2021, certificate of change of name dated 14 November 2023 and amended and restated memorandum and articles of association registered on 17 February 2025 (the “Memorandum and Articles of Association”), together with the information revealed by our search on 28 October 2026 of the Company’s records available for public inspection at the Registry of Corporate Affairs of the British Virgin Islands (the “Registry Search”);

1.5	the information revealed by our search on 28 of the records of proceedings on file with and available for inspection at the British Virgin Islands High Court (the “High Court Search”);

1.6	a certificate of good standing in respect of the Company issued by the Registrar of Corporate Affairs dated 28 October 2026 (the “Certificate of Good Standing”);

1.7	a copy of the Registration Statement;

1.8	the executed ELOC;

1.9	the executed registration rights agreement dated 14 September 2026 between the Company and the Selling Shareholder (the “Registration Rights Agreement”); and

1.10	the executed pre-funded warrant dated 14 September 2026 issued to the Selling Shareholder in respect of 5,357,143 Ordinary Shares and the same form of pre-funded warrant contemplated by the ELOC for any True-Up Shares (together, the “Pre-Funded Warrants”).

2	Assumptions

Our opinions relate to circumstances existing at the date of this opinion. For factual matters, we have relied on the Register of Members, the register of directors and the other corporate records maintained by the Registered Agent, the Certificate of Good Standing and the Registry Search and High Court Search. We have made the following assumptions:

2.1	copies of documents and conformed copies provided to us are true and complete copies of the originals, and each document reviewed by us is in the form in which it has been or will be executed and filed;

2.2	all signatures, initials and seals are genuine;

2.3	each party to any document reviewed by us (other than the Company, as a matter of British Virgin Islands law) has the capacity, power and authority to execute, deliver and perform that document, and each such document has been duly authorised, executed and delivered by each such party;

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2.4	there is nothing under any law other than the laws of the British Virgin Islands that would or might affect the opinions expressed herein;

2.5	the documents supplied are complete and there are no undisclosed amendments or other documents that alter their terms; the Resolutions, having been examined by us for due adoption under British Virgin Islands law, have not subsequently been amended, revoked or superseded;

2.6	the ELOC, the Registration Rights Agreement and the Pre-Funded Warrants have not been amended in any respect material to this opinion and will remain in force at the relevant time of issue of the Offered Shares;

2.7	the Company will receive in full the consideration prescribed for each Offered Share by the applicable transaction documents and the Resolutions; where a Pre-Funded Warrant is exercised on a cashless basis, the contractual cashless exercise mechanism and the applicable non-money consideration determinations in the Resolutions will be followed;

2.8	the Company’s factual records of payments, exercises and entries in the Register of Members will accurately record the transactions to which they relate;

2.9	the factual information contained in the corporate records and documents reviewed by us is accurate and complete and, except as disclosed in the records and documents reviewed by us, there has been no change to that information since the respective dates of those records and documents; as described in the Registration Statement, none of the Offered Shares has been issued as at the date of this opinion and the initial Pre-Funded Warrant remains unexercised; and

2.10	there is no contractual or other prohibition (other than one arising under British Virgin Islands law) binding on the Company that would affect the issue of the Offered Shares or the resale of the Offered Shares as contemplated by the Registration Statement.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we consider relevant, we are of the opinion that:

3.1	The Company was incorporated in the British Virgin Islands under the BVI Business Companies Act (as revised) on 18 May 2021 with company number 2063507, is a company limited by shares and is validly existing and in good standing under the laws of the British Virgin Islands.

3.2	The Company is authorised to issue an unlimited number of shares comprising (i) Ordinary Shares of no par value each and (ii) preferred shares of no par value each.

3.3	The Put Shares have been duly authorised and, when issued and sold pursuant to the ELOC and the Resolutions, upon receipt by the Company of the consideration prescribed for them and entry of the name of the person entitled to them in the Register of Members, will be validly issued, fully paid and non-assessable.

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3.4	The Commitment Shares have been duly authorised and, when issued pursuant to the ELOC and the Resolutions, upon receipt or provision in full of the prescribed consideration (including non-money consideration approved and valued in the Resolutions) and entry of the name of the person entitled to them in the Register of Members, will be validly issued, fully paid and non-assessable. For the Initial Warrant Shares and any True-Up Shares issued upon exercise of a Pre-Funded Warrant, this conclusion is also subject to exercise in accordance with its terms and payment of the applicable exercise price or completion of a cashless exercise in accordance with those terms.

The statements under “Taxation—British Virgin Islands Taxation” in the prospectus, insofar as they describe British Virgin Islands law or legal conclusions under that law, are accurate in all material respects and constitute our opinion. This confirmation is subject to the qualifications in that section, including the exception for transactions involving interests in British Virgin Islands land or securities of a company owning such an interest.

4	Qualifications

Except as expressly stated herein, we express no opinion as to the commercial terms of, or the validity, binding effect or enforceability of, the ELOC, the Registration Rights Agreement, the Pre-Funded Warrants or any other transaction document, or the factual accuracy or completeness of the Registration Statement. This opinion covers only the Offered Shares. It does not cover the convertible note, placement agent warrants, shares underlying those instruments, or the Pre-Funded Warrants as securities in their own right.

In this opinion, the term “non-assessable” means that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the relevant shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose, or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

The Company must maintain its registered agent, pay the applicable statutory fees and comply with applicable statutory obligations to remain in good standing. Any available listed-company exemption from particular filing obligations does not dispense with the obligation to maintain the Company’s statutory records.

The Registry Search and High Court Search are not capable of revealing conclusively whether (i) a winding-up petition or application has been presented or filed, (ii) proceedings may be pending in the British Virgin Islands against the Company, or (iii) any step has been taken in another jurisdiction in relation to the insolvency, restructuring or reorganisation of the Company.

This opinion speaks only as of its date and is limited to the matters expressly stated herein. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may come to our attention or any change in law that may occur after its date.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under “Legal Matters”, “Taxation—British Virgin Islands Taxation” and “Enforceability of Civil Liabilities” in the prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

Yours faithfully

Sgd. Campbells

Campbells Legal (BVI) Limited

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